As filed with the Securities and Exchange Commission on February 12, 1999
                                                       Registration No. 333-

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _______________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                              FRONTIER CORPORATION
      (Exact name of registrant as specified in its governing instrument)

           New York                                     16-0613330
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                                _______________

                                Martin T. McCue
                   Senior Vice President and General Counsel
                            180 South Clinton Avenue
                        Rochester, New York  14646-0700
                                 (716) 777-1000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                _______________

                        Copies of all correspondence to:

Karen Gratch, Esq.                             Jeffrey L. Forman, Esq.
Frontier Corporation                           Jaffe, Raitt, Heuer & Weiss, P.C.
30300 Telegraph Road                           One Woodward Avenue
Bingham Farms, Michigan  48025-4510            Suite 2400
                                               Detroit, Michigan  48226

          Approximate date of commencement of proposed sale to the public:
After the effective date of this Registration Statement and from time to time thereafter as determined by market conditions.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     -----

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, please check the following box.    X
                                                                         ------

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                                 -----
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                  ------
          If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.
                                           ------

                                _______________

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                      Proposed Maximum            Amount of
               Title of Each Class of Securities                  Aggregate Offering Price     Registration Fee
------------------------------------------------------------------------------------------------------------------
 Debt Securities, Class A Preferred Stock, $100.00 par value,             $600,000,000           $166,800.00
 Cumulative Preferred Stock, $100.00 par value, Common Stock,
 $1.00 par value(1), and Securities Warrants
=================================================================================================================

(1) Common Stock may be issued on a primary basis or upon exercise of the Securities Warrants.

     ---------------------------------------------
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Subject to Completion
                       Prospectus dated February 12, 1999

  Prospectus
  ----------
                                  $600,000,000



                              Frontier Corporation

                 Debt Securities, Preferred Stock, Common Stock
                            and Securities Warrants

  We intend to offer at one or more times (1) unsecured debt securities, (2) shares of preferred stock, (3) shares of our common stock, and (4) warrants exercisable for debt securities, preferred stock or common stock with an aggregate public offering price of up to $600,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. We may offer such securities separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements to this prospectus. We will provide you with the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplement carefully before you invest.



  See "Risk Factors" on page 3 for certain factors relating to an investment in the Securities.
                       __________________________________

         These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission
               or any state securities commission passed upon the
                 accuracy or adequacy of this Prospectus.  Any
                      representation to the contrary is a
                               criminal offense.

                       __________________________________

               The date of this Prospectus is February 12, 1999.

                             About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf " registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this Prospectus in one or more offerings of one or more series. The aggregate principal amount of securities which we may offer under this Prospectus is $600,000,000. Each time we sell securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. The information in this Prospectus is accurate as of February 12, 1999. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "Where You Can Find More Information".

We believe that we have included or incorporated by reference all information material to investors in this Prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                      Where You Can Find More Information

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

          1.  Our Annual Report on Form 10-K for the year ended December 31,
1997;

          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998; and

          3. Our Current Reports on Form 8-K dated January 29, March 2, June 17, and September 16, 1998, and January 26, 1999 (two reports were filed on this date).

You should note that one of the two Current Reports on Form 8-K dated January 26, 1999 contains our audited consolidated financial statements for the three years ended December 31, 1998 as well as our management's discussion and analysis of financial condition and results of operations for the three years ended December 31, 1998.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

                              Frontier Corporation
                            180 South Clinton Avenue
                        Rochester, New York  14646-0700
                           Attn:  Investor Relations
                                 (800) 836-0342

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                  The Company

We are a leading provider of integrated telecommunications services, including Internet and data applications, long distance, local telephone and wireless, to business, carrier and targeted residential customers in the United States, Canada and the United Kingdom.

Through our Integrated Services segment, we are one of the nation's largest long distance companies. This segment provides domestic and international voice, data products, video and audio conference communications, digital distribution services, Internet service and other communication products primarily to small to mid-size business customers and targeted consumer markets. This segment also includes Competitive Local Exchange Carrier ("CLEC") services, currently available in 32 states plus Washington D.C., providing us with the ability to offer integrated local and long distance telephone service to over 70% of the United States. In order to support the development of our Integrated Services segment, we have invested in the construction of a nationwide fiber optic network which is currently expected to be completed in 1999. Once complete, we expect the fiber optic network to encompass approximately 20,000 route miles, interconnecting major population centers across the country.

Through our other principal business segment, the Local Communications Services segment, we are one of the largest local exchange providers in the United States. This business consists of 34 incumbent local telephone companies which as of December 31, 1998 served over one million access lines in thirteen states. Also included in this segment are the revenues and expenses of Frontier Communications of Rochester Inc., a competitive telecommunications company that provides an array of services on a retail basis in the Rochester, New York marketplace.

Prior to 1995, Local Communications Services provided the majority of our revenue and income. We complemented our internal growth in the Integrated Services business with a number of strategic acquisitions and a merger in 1995 that approximately doubled the size of the business. As a result of our strategic decision to expand the Integrated Services business, revenue from the Integrated Services segment represented approximately 72%, 70%, 73% and 69% of consolidated revenue for 1998, 1997, 1996 and 1995, respectively.

Our principal executive offices are located at 180 South Clinton Avenue, Rochester, New York 14646-0995, and our main telephone number is (716) 777-1000.


                                  Risk Factors

You should consider carefully the following information, together with the other information contained in or incorporated by reference in this Prospectus, in considering whether to purchase the securities described in this Prospectus.

Changes in Rates of Growth of the Economy and Overall Industry

To some extent, our revenue and earnings per share growth are related to the overall economy and to the telecommunications industry in general. Factors that may influence our performance within the telecommunications industry include product pricing and development, integration of services, the effects of competition and the expansion of the business. The performance of the economy and the telecommunications industry could cause our actual results to vary significantly.

Competition Risk

Technological innovation and regulatory changes are accelerating the pace of competition for telecommunications services. As a result, we face intensified competition in all aspects of providing telecommunications services.

There are significant uncertainties surrounding the introduction of new products and services and the capital expenditures that will be required by us to remain in a competitive position. In addition, there are uncertainties surrounding the impact on competition as a result of the enactment of the Telecommunications Act.

Acquisition Integration

Our growth strategy over the last few years has involved both internal growth and growth through acquisitions. This growth strategy involves certain operational and financial risks. The operational risks include the possibility that implementation of an acquisition does not provided the economies of scale or synergies anticipated by management. Successful integration and expansion of our network as a result of the acquisitions is dependent on management's ability to anticipate market growth, install facilities, consolidate databases, obtain rights of way and negotiate leases economically and efficiently. The integration of a growing employee base and the elimination of redundant operations and facilities has required, and will continue to require, significant management resources. Although management's plans are to minimize the risks associated with acquisitions, there can be no assurance that we will be able to effectively assimilate such acquisitions.

Contingent Liabilities

We, and a number of our subsidiaries, are continuously involved in various judicial administrative proceedings involving matters incidental to the business. Unless otherwise stated specifically, we believe that the probable outcome of any of these matters, or the combination of all of these matters, will not have a material adverse effect on our consolidated results of operations or financial position. However, there can be no assurance that the resolution of these matters will not be contrary to management's expectations.

                                Use of Proceeds

Unless otherwise specified in the applicable Prospectus Supplement, we will use the net proceeds from the issuance of the (1) unsecured debt securities ("Debt Securities"), (2) shares of our Class A Preferred Stock, par value $100.00 per share (the "Class A Preferred Stock"), (3) shares of our Cumulative Preferred Stock, par value $100.00 per share (the "Cumulative Preferred Stock"; the Class A Preferred Stock and Cumulative Preferred Stock are sometimes hereinafter collectively referred to as the "Preferred Stock"), (4) shares of our common stock, $1.00 par value (the "Common Stock"), and (5) warrants exercisable for Debt Securities, Preferred Stock or Common Stock ("Securities Warrants"; the Debt Securities, Preferred Stock, Common Stock, and Securities Warrants are sometimes hereinafter collectively referred to as the "Securities"), with an aggregate public offering price of up to $600,000,000 (or its equivalent based on the exchange rate at the time of sale) for general corporate purposes.


  Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred
                                Stock Dividends

Presented below is our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the last five fiscal years. Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing earnings by the sum of fixed charges and preferred stock dividends requirements.

For purposes of computing these ratios, earnings is defined as consolidated pretax income from continuing operations before adjustment for income from equity investees, adjusted to include

     .  fixed charges, and

     .  amortization of capitalized interest,

     . less capitalized interest and preference security dividend requirements of consolidated subsidiaries

Fixed charges are defined as the sum of

     .  fixed interest costs, both expensed and capitalized,

     . amortization of debt issuance costs and discounts and premiums related to indebtedness,

     .  the interest component of rent expense, and

     .  preference security dividend requirements of consolidated subsidiaries.

Preferred stock dividend requirements represent the amount of pretax earnings required to cover any preferred stock dividend requirements.

                             Frontier Corporation
             Computation of Ratio of Earnings to Fixed Charges and
       Combined Fixed Charges and Preferred Stock Dividend Requirements


                                            (1)        (2)       (3)      (4)      (5)
                                           1998       1997      1996     1995      1994
                                     ---------------------------------------------------
Ratio of earnings to fixed charges          3.3       1.4       4.1       4.0        4.9
Ratio of earnings to combined fixed
 charges and preferred stock dividend
 requirements                               3.3       1.4       4.0       3.9        4.8

(1) Included in earnings for 1998 was a one-time pre-tax charge of $6.5 million acquisition related charge associated with the GlobalCenter transaction and a $2.6 million pre-tax charge reflecting the Company's adoption of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), offset by a combined pre-tax gain of $20.4 million associated with the sale of our interest in the cellular licensee for Minnesota RSA No. 10, and certain other non-strategic investments and properties. If such charges/gains had not occurred, the ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements would have been 3.2:1.

(2) Operating results for 1997 include one-time pre-tax charges of $96.6 million related to certain network costs no longer required for long distance traffic volumes and $86.8 million associated with a restructuring and refocusing of the business, offset by a pre-tax gain of $18.8 million related to the sale of our 69.5% interest in the South Alabama Cellular Communications Partnership. If such charges/gains had not occurred, the ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements would have been 2.9:1 and 2.8:1, respectively.

(3) Operating results for 1996 include a $67.7 million pre-tax charge resulting from the curtailment of certain of our pension plans ($28.0 million), a one-time charge associated with our conference calling product line ($20.8) and the write-off of in-process product development costs ($18.9 million). Additionally, results for 1996 include costs relating to union negotiations at our largest telephone operating subsidiary ($2.8 million), offset by a pre-tax gain of $5.0 million as a result of the sale of our minority investment in a Canadian long distance company. If such charges/gains had not occurred, the ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements would have been 4.7:1 and 4.6:1, respectively.

(4) Included in earnings for 1995 is a one-time pre-tax acquisition related charge of $114.2 million associated with the integration of our 1995 acquisitions. This charge is offset by the non-taxable gain of $4.8 million resulting from the sale of one of our telephone subsidiaries. If such charges/gains had not occurred, the ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividend requirements would have been 5.3:1 and 5.2:1, respectively.

(5) Operating results for 1994 include the pre-tax gain relating to the sale of Minot Telephone of $11.3 million. If this gain had not occurred, the ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividend requirements would have been 4.8:1 and 4.7:1, respectively.


                         Description of Debt Securities

The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The Senior Indenture (as defined herein) and the Form of Subordinated Indenture (as defined herein) have been filed as exhibits to the registration statement of which this Prospectus is a part.

General

The Debt Securities will be our direct, unsecured obligations and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between a trustee (a "Trustee") and us. The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions of the Debt Securities, and may not contain all the information that is important to you. For a more complete description of the legal terms of such Debt Securities, you should carefully read the Indentures and terms of such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of our Senior Debt (as defined below) as described under "--Subordination."

Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

You should refer to the Prospectus Supplement for the following information for each particular series of Debt Securities:

(1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

(2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

(3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4) If convertible in whole or in part into Common Stock or Preferred Stock, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

(5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;


(6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

(7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8) The place or places, if any, other than or in addition to The City of New York, where the principal (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us in respect of such Debt Securities and the applicable Indenture may be served;

(9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

(10) The obligation, if any, of us to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) If the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to a index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies), the manner in which such amounts shall be determined;

(13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

(14) Whether such Debt Securities will be issued in certificate or book-entry form;

(15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

(17) Whether and under what circumstances we will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities in lieu of mailing such payment; and

(18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Material federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder of a Debt Security

(the "Holder") on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by us with respect to any series of Debt Securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

Neither we nor any Trustee shall be required to:

    . issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

    . register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or

    . issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

Merger, Consolidation or Sale

We will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that:

(a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture;

(b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or any Subsidiary as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and

(c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

Certain Covenants

Existence. Except as described above under "Merger, Consolidation or Sale", we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

Maintenance of Properties. We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007).

Insurance. We will be required to, and will be required to cause each of our Subsidiaries to, keep all of our and its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

Payment of Taxes and Other Claims. We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon our income, profits or property or of any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or that of any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if we were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which we would have been required so to file such documents if we were so subject. We also will be required in any event (x) within 15 days of each Required Filing Date
(1) to transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and (2) to file with the Trustee copies of the Financial Information, and (y) if filing such documents by us with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, to supply copies of such documents to any prospective Holder (Section 1010).

Additional Covenants and/or Modifications to the Covenants Described Above

Any additional covenants by us and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder:

(1) default for 30 days in the payment of any installment of interest on any Debt Security of such series;

(2) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity;

(3) default in making any sinking fund payment as required for any Debt Security of such series;

(4) default in the performance or breach of any other covenant or warranty of ours contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture;

(5) default in the payment of an aggregate principal amount exceeding $10,000,000 of any of our indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

(6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or any Significant Subsidiary or either its or our property; and

(7) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) we shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may subject such Trustee to personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

Within 120 days after the close of each fiscal year, we will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indentures

Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment, without the consent of the Holder of each such Debt Security affected thereby, may,

(a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security;

(b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security;

(c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security;

(d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security;

(e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or

(f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive our compliance with certain covenants in such Indenture (Section 1013).

Modifications and amendments of an Indenture will be permitted to be made by us and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes:

(1) to evidence the succession of another person to us as obligor under such Indenture;

(2) to add to our covenants for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon us in the Indenture;

(3) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities;

(4) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect;

(5) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision;

(6)  to secure the Debt Securities;

(7) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock;

(8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee;

(9) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or

(10) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt
Securities:

(a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

(b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above);

(c) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security pursuant to the applicable Indenture; and

(d) Debt Securities owned by us or any other obligor upon the Debt Securities or any of our affiliates or of such other obligor shall be disregarded.

Each Indenture will contain provisions for convening meetings of the Holders of Debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by us or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in the principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (1) there shall be no minimum quorum requirement for such meeting, and (2) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Subordination

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but our obligation to make payment of the principal and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be subrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than Holders of Subordinated Securities.

Senior Debt will be defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, the following; whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed:

(1) our indebtedness for money borrowed or represented by purchase money obligations;

(2) our indebtedness evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement;

(3) our obligations as lessee under leases of property either made as part of any sale and leaseback transaction to which we are a party or otherwise;

(4) indebtedness of partnerships and joint ventures which is included in our consolidated financial statements; and

(5) indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise, in each case other than

(a) any such indebtedness, obligation or liability referred to in clauses (1) through (5) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities;

(b) any such indebtedness, obligation or liability which is subordinated to our indebtedness to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated; and

(c)  the Subordinated Securities.

If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

We may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of such Indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section
1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance")

(Section 1403), in either case upon our irrevocable deposit with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

"Government Obligations" means securities which are (1) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

Unless otherwise provided in the applicable Prospectus Supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of:

(a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

(b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

(c) any currency unit or composite currency other than the ECU for the purposes for which it was established.

Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event we effect covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion.

Redemption of Securities

The Indenture provides that the Debt Securities may be redeemed at any time at our option, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

If we elect to redeem Debt Securities, we will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.


                            Capital Stock Structure

We have the authority to issue:

    . 300,000,000 shares of Common Stock, of which 171,635,518 shares were issued and outstanding as of the close of business on December 31, 1998;

    . 850,000 shares of Cumulative Preferred Stock, issuable in series, of which a total of 185,009 shares, constituting four series, were issued and outstanding as of the close of business on December 31, 1998; and

    . 4,000,000 shares of Class A Preferred Stock, none of which were outstanding as of December 31, 1998 and which when issued, will rank junior to the Cumulative Preferred Stock as to dividends or distributions, and upon our liquidation, dissolution and winding up.

                          Description of Common Stock

The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of our Debt Securities or Preferred Stock or upon the exercise of the Securities Warrants issued by us. The statements below describing the Common Stock summarize the material terms of the Common Stock and may not contain all the information that is important to you. For a more complete description of the legal terms of the Common Stock, you should carefully read our Restated Certificate of Incorporation, as amended (the "Charter"), and Bylaws. Please see "Where You Can Find More Information".

Dividend Rights

Subject to the terms of any contractual restriction on the declaration or payment of dividends, dividends may be declared and paid on the Common Stock out of legally available surplus. However, no dividends may be paid on the Common Stock until accrued and unpaid dividends on the outstanding series of Cumulative Preferred Stock have been paid or declared and funds set aside for their payment.

Subsidiary Dividend Restriction

Our ability to pay dividends is substantially dependent upon the earnings and available cash flow of our subsidiaries and the availability of such earnings to us by way of dividends, distributions, loans and other advances. In January, 1999, we began our fifth year of operations under the "Open Market Plan". The Open Market Plan prohibits the payment of dividends by our subsidiary, Frontier Telephone of Rochester, Inc. ("FTR"), to us if (1) FTR's senior debt is downgraded to "BBB" by Standard & Poor's ("S&P"), or the equivalent rating by other rating agencies, or is placed on credit watch for such a downgrade, or (2) a service quality penalty is imposed under the Open Market Plan. Dividend payments to us also require FTR's directors to certify that such dividends will not impair FTR's service quality or its ability to finance its short and long-term capital needs on reasonable terms while maintaining an S&P debt rating target of "A".

FTR made a $56 million dividend payment to us in 1996 with respect to its 1995 operations. However, in 1996, FTR failed to achieve the service quality levels required by the Open Market Plan. On December 19, 1996, pursuant to the Open Market Plan, FTR requested the New York State Public Service Commission ("NYSPSC") staff to exclude certain months from the calculation used to measure service quality, due to operating conditions considered by management to be abnormal and beyond FTR's control. In April 1997, FTR received notice from the NYSPSC that its request for a waiver of certain conditions in the Open Market Plan related to service quality results was denied. The NYSPSC's ruling has resulted in a temporary restriction on the flow of cash dividends from FTR to us and a refund to FTR's customers of $.9 million. Reserves sufficient to cover the refund were established in 1996. On October 22, 1997, the NYSPSC adopted an order requiring FTR to issue refunds of approximately $2.60 per customer. These refunds have been completed.

The temporary restriction of dividend payments to us will remain in place until the NYSPSC is satisfied that FTR's 1997 and 1998 service levels demonstrate that FTR has rectified the service deficiency. Weather and other events have adversely impacted service levels in recent months. During August 1998, the NYSPSC determined that FTR would be required to make refunds totaling approximately $1.0 million for its failure to meet service quality targets for periods prior to 1998. The NYSPSC also announced that it would prospectively increase the sum subject to refund by FTR and promote further improvements in service quality. Cash restricted for dividend payments by FTR as of December 31, 1998 was approximately $53.0 million.

Voting Rights

The holders of Common Stock have exclusive voting rights of one vote for each share held, subject to the voting rights of the outstanding Cumulative Preferred Stock described below and any subsequent voting rights that may be established for any other Preferred Stock by our Board of Directors. The holders of the Common Stock are not entitled to cumulative voting in the election of directors.

When four or more quarterly dividends on the Cumulative Preferred Stock are in arrears, and until such arrearages at full dividend rates have been paid or declared and set apart for payment, the holders of the Cumulative Preferred Stock as a class have the right to elect a majority of the Board of Directors. In such event, the holders of the Common Stock have the right to elect only the remaining directors.

Liquidation Rights

On our liquidation, the holders of the Cumulative Preferred Stock will be entitled to their full par value per share plus accumulated dividends. In addition, the holders of any other Preferred Stock issued after the date of this Prospectus will be entitled to a liquidation preference equal to at least the par value of such stock. After satisfaction of outstanding liabilities and the preferential liquidation rights of the Preferred Stock, the holders of Common Stock are entitled to share ratably in the distribution of all remaining assets.

Preemptive Rights

Holders of the Common Stock have no preemptive rights to purchase any stock issued by us, any securities convertible into such stock, or any rights or options to acquire such stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021.

The Rights Agreement

On April 9, 1995, our Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock.
The dividend was payable on April 24, 1995 to the shareholders of record on that date. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Class A Preferred Stock, par value of $100.00 per share (the "Rights Preferred Stock"), at a price of $80.00 per one-hundredth of a share of Rights Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of April 9,1995, as the same may be amended from time to time (the "Rights Agreement"), between The First National Bank of Boston, as Rights Agent, and us.

The Rights are not exercisable until the earlier to occur of (1) ten days following the first date of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or such earlier date as a majority of the Board of Directors shall have become aware of the existence of an Acquiring Person, or (2) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender order or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock. The term "Acquiring Person" excludes us and our subsidiaries, our employee benefit plans and our subsidiaries and trustees and other entities holding securities for such plans and contains certain other persons. The Rights will expire on April 24, 2005, unless such date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case as described below.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of Common Stock having a market value of two times the exercise price of the Right (subject to certain anti-dilution adjustments).

In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right (subject to certain anti-dilution adjustments).

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Rights Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to certain anti-dilution adjustments).

At any time prior to the time an Acquiring Person becomes such, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment.

For so long as the Rights are then redeemable, we may, except with respect to the redemption price, amend the Rights in any manner. After the Rights are no longer redeemable, we may, except with respect to the redemption price, amend the Rights in any manner that does not adversely affect the interest of holders of the Rights.

This summary description of the Rights summarizes the material terms of the Rights and may not contain all the information that is important to you. For a more complete description of the legal terms of the

Rights, you should carefully read the Rights Agreement. Please see "Where You Can Find More Information".


                         Description of Preferred Stock

The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement will summarize the material terms of the Preferred Stock and may not contain all the information that is important to you. For a more complete description of the legal terms of the Preferred Stock, you should carefully read the Charter and any amendment to the Charter relating to a series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. Please see "Where You Can Find More Information".

General

We are authorized to issue 4,000,000 shares of Class A Preferred Stock, of which no shares were outstanding as of the close of business on December 31, 1998, and 850,000 shares of Cumulative Preferred Stock, of which 185,009 shares were outstanding as of the close of business on December 31, 1998. We have established five separate series of Cumulative Preferred Stock, which includes 215,000 shares in the aggregate, and a series of 3,000,000 shares of Class A Preferred Stock in connection with the Rights Agreement.

Under the Charter, our Board of Directors (without further shareowner action) may from time to time establish and issue one or more series of Preferred Stock with such designations, powers, preferences or rights of the shares of such series and the qualifications, limitations or restrictions thereon.

The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including:

(1)  the designation and the number of shares offered;

(2)  the amount of liquidation preference per share;

(3) the initial public offering price at which such Preferred Stock will be issued;

(4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate, if any;

(5)  any redemption or sinking fund provisions;

(6)  any conversion rights; and

(7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The Preferred Stock will, when issued for lawful consideration, be fully paid and nonassessable and will have no preemptive rights.

Rank

Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

(a) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock;

(b) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and

(c) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Preferred Stock.

As used in the Articles for these purposes, the term "equity securities" does not include convertible debt securities. The Series A Preferred Stock is junior to the Cumulative Preferred Stock and any Preferred Stock established out of Series A Preferred Stock shall be junior as to the Cumulative Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of our general creditors.

Dividends

Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our Board of Directors, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

So long as the shares of any series of the Preferred Stock shall be outstanding, we may not declare or pay any dividends on any shares of our Common Stock or any of our other stock ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), whether in cash or property or in obligations or our stock, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any of our securities other than Junior Stock, unless full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of our Preferred Stock (other than Junior Stock).

Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

A series of Preferred Stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by us will be restored to the status of authorized but unissued shares of Preferred Stock.

The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable Prospectus Supplement.

So long as any dividends on shares of any series of the Preferred Stock or any other series of our preferred stock ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of our Preferred Stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares.

In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of each series of Preferred Stock shall be entitled to receive out of our assets legally available for distribution to shareowners, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of our remaining assets. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, our remaining assets shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, holders of the Preferred Stock will not be entitled to vote for any purpose.

As described in "Description of Common Stock - Voting Rights", when four or more quarterly dividends on the Cumulative Preferred Stock are in arrears, and until such arrearages at full dividend rates have been paid or declared and set apart for payment, the holders of the Cumulative Preferred Stock as a class have the right to elect a majority of the Board of Directors.

In addition, the affirmative vote of various proportions of the Cumulative Preferred Stock is required to:

(1)  increase the authorized amount of the Cumulative Preferred Stock;

(2) create shares having preferential rights equal or superior to the Cumulative Preferred Stock;

(3) issue any shares of Cumulative Preferred Stock or any shares having preferential rights equal or superior to the Cumulative Preferred Stock without compliance with certain requirements as to earnings; and

(4) create, alter or abolish any voting rights or preferential rights or redemption provisions affecting the Cumulative Preferred Stock adversely.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                       Description of Securities Warrants

We may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between us and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as our agent in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete as they summarize the material terms of the Securities Warrants and may not contain all the information that is important to you. For a more complete description of the legal terms of the Securities Warrants, you should carefully read the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants. Please see "Where You Can Find More Information".

If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable:

(a)  the offering price;

(b) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants;

(c) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities;

(d) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately;

(e) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise;

(f) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date");

(g) whether the Securities Warrants will be issued in registered or bearer form;

(h)  any special United States federal income tax consequences;

(i) the terms, if any, on which we may accelerate the date by which the Securities Warrants must be exercised; and

(j)  any other material terms of such Securities Warrants.

In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable:

   .  the offering price;

   . the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants;

   . the designation and terms of any series of Preferred Stock with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Stock;

   . the date, if any, on and after which such Securities Warrants and the related series of Preferred Stock or Common Stock will be transferable separately;

   . the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date;

   .  any special United States federal income tax consequences; and

   .  any other material terms of such Securities Warrants.

Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of such Preferred Stock or Common Stock, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by us), unexercised Securities Warrants will become void.

Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, we will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

Amendments and Supplements to Warrant Agreement

The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (1) payment of a dividend on the Common Stock payable in capital stock and stock splits, combinations or reclassification of the Common Stock; (2) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Warrant Agreement for such series of Securities Warrants); and (3) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable other than in Common Stock) or of subscription rights and warrants (excluding those referred to above).

No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

In the event of any

(1) consolidation or merger of us with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock);

(2) sale, transfer, lease or conveyance of all or substantially all of our assets; or

(3) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value),

then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                              Plan of Distribution

We may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Direct sales to investors may be accomplished through subscription rights distributed to our shareowners. In connection with the distribution of subscription rights to shareowners, if all of the underlying Securities are not subscribed for, we may sell such unsubscribed Securities directly to third parties or may engage the services of an underwriter to sell such unsubscribed Securities to third parties. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable Prospectus Supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase Securities from us at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (1) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (2) if the Securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our Subsidiaries in the ordinary course of business.

                                 Legal Matters

The legality of the Debt Securities, the Preferred Stock, the Common Stock and the Securities Warrants offered hereby will be passed upon for us by Martin T. McCue, a Senior Vice President and our General Counsel.

                                    Experts

The consolidated financial statements incorporated in this Prospectus by reference to our Current Report on Form 8-K dated January 26, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants. The consolidated financial statements incorporated in this Prospectus by reference to our Current Report on Form 8-K dated June 17, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, except as it relates to ALC Communications Corporation, and insofar as it relates to ALC Communications Corporation, so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, whose report therein is incorporated by reference to our Current Report on Form 8-K dated June 17, 1998. The consolidated financial statements and consolidated financial statement schedule incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, except as they relate to ALC Communications Corporation, and insofar as they relate to ALC Communications Corporation, so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, whose reports therein are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 (the financial statements and financial statement schedule contained in the Annual Report on Form 10-K for the year ended December 31, 1997 have not been restated to reflect the pooling of interests acquisition of GlobalCenter, Inc.) Such respective financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such respective reports of said firms as experts in accounting and auditing.


                Statement Regarding Forward-Looking Information

From time to time, information provided by us, including written and oral statements made by our representatives, may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, which address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of our business, future capital expenditures and our business strategy, are forward-looking statements. In reviewing such information, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information. This forward-looking information is based on various factors and was derived utilizing numerous assumptions. Many of these factors have previously been identified in filings or statements made by or on our behalf.

Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include: international, national and local general economic and market conditions; demographic changes; the size and growth of the overall telecommunications market; our ability to sustain, manage or forecast our growth; the size, timing and mix of purchases of our products; new product and service development and introduction; changes in consumer preferences; existing governmental regulations; adverse publicity; dependence on distributors; liability and other claims asserted against us; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; general risks associated with doing business outside of the United States, including, without limitation, import duties, tariffs, quotas and political instability; our ability to attract and retain qualified personnel; our ability to protect trademarks, patents and other intellectual property; our use of proceeds from the offering; and other factors referenced or incorporated by reference in this Prospectus or any Prospectus Supplement that may be attached to this Prospectus. Given such uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

==================================================       ===================================================
   No dealer, salesperson or other individual has
   been authorized to give any information or to
   make any representations not contained or
   incorporated by reference in this Prospectus
   in connection with any offering to be made by
   the Prospectus.  If given or made, such
   information or representations must not be
   relied upon as having been authorized by us.
   This Prospectus does not constitute an offer
   to sell, or a solicitation of an offer to
   buy, the Securities, in any jurisdiction
   where, or to any person to whom, it is
   unlawful to make such offer or solicitation.
   Neither the delivery of this Prospectus nor
   any offer or sale made hereunder shall, under
   any circumstance, create an implication that
   there has been no change in the facts set                          Frontier Corporation
   forth in this Prospectus or in our affairs
   since the date hereof.


    Table of Contents                                                      $600,000,000

    Prospectus                                                           ______________

                                                 Page                      Prospectus
                                                 ----
About this Prospectus............................2                       ______________
Where You Can Find More Information..............2
The Company......................................2
Risk Factors.....................................3
Use of Proceeds..................................4
Ratios of Earnings to Fixed Charges
and Combined Fixed Charges and
Preferred Stock Dividends........................4
Description of Debt Securities...................5
Capital Stock Structure..........................15
Description of Common Stock......................16
Description of Preferred Stock...................18
Description of Securities Warrants...............21
Plan of Distribution.............................23
Legal Matters....................................24
Experts..........................................24
Statement Regarding Forward-Looking
 Information.....................................24


=================================================      ================================================

February 12, 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

          Registration Fee...................  $166,800
          Fees of Rating Agencies............    75,000
          Printing and Duplicating Expenses..    70,000
          Legal Fees and Expenses............   100,000
          Accounting Fees and Expenses.......    50,000
          NASD Fees..........................    20,000
          Blue Sky Fees and expenses.........    50,000
          Miscellaneous......................   100,000
                                               --------
          Total..............................  $631,800

Item 15.  Indemnification of Directors and Officers

          Frontier Corporation's bylaws authorize Frontier Corporation ("Frontier") to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the New York Business Corporation Law (the "NYBCL"). The NYBCL permits a corporation to indemnify its present and former directors and officers to whatever extent shall be authorized by a corporation's certificate of incorporation or a bylaw or vote adopted by the shareholders.

          The NYBCL does not permit indemnification with respect to any matter as to which the director or officer has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. In addition, the NYBCL provides that no indemnification of directors in shareholder derivative suits may be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which the director or officer has been adjudged to be liable to the corporation, unless only to the extent that the court in which the was brought or, if no action is brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled independently of the applicable statutory provision.

          The NYBCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. Frontier's Charter contains a provision providing for elimination of the liability of its directors to the maximum extent permitted by New York law. This limitation is generally unavailable for acts or omissions by a director which were:

          .   in bad faith;

          .   involved intentional misconduct or a knowing violation of law; or

          . involved a financial profit or other advantage to which such director was not legally entitled.

The NYBCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to shareholders after dissolution and particular types of loans.

Item 16.    Exhibits

      Exhibit
        No.       Description
      ------      -----------
        4.1  Indenture, dated as of May 21, 1997, between Frontier and Chase Manhattan
             Bank, NA, as Trustee (Senior Debt Indenture) (Incorporated by referenced to
             Exhibit 4.1 of Frontier's Current Report on Form 8-K dated May 23, 1997)
        4.2  Form of Subordinated Debt Indenture (Incorporated by reference to Exhibit
             4.2 of Frontier's Registration Statement on Form S-3 (Registration No.
             33-64307))
        4.3  Restated Certificate of Incorporation dated January 24, 1995 (Incorporated by reference to Exhibit 3.1 of Frontier's Annual Report on Form 10-K for
             the year ended December 31, 1995)
        4.4  Amendment to Restated Certificate of Incorporation dated April 9, 1995
             (Incorporated by reference to Exhibit 3.2 of Frontier's Annual Report on
             Form 10-K for the year ended December 31, 1995)
        4.5  Rights Agreement, dated as of April 9, 1995, between Frontier and The First
             National Bank of Boston, as Rights Agent (Incorporated by referenced to
             Exhibit 1 of Frontier's Current Report on Form 8-K dated April 9, 1995)
        4.6  Form of Certificate of Amendment to Articles of Incorporation for Preferred
             Stock (Incorporated by reference to Exhibit 4.5 of Frontier's Registration
             Statement on Form S-3 (Registration No. 33-64307))
        4.7  Form of Debt Security (Incorporated by reference to Exhibit 4.6 of
             Frontier's Registration Statement on Form S-3 (Registration No. 33-64307))
        4.8  Form of Securities Warranty Agreement (Incorporated by reference to Exhibit
             4.7 of Frontier's Registration Statement on Form S-3 (Registration No.
             33-64307))
       *5.1  Opinion of Martin T. McCue, Senior Vice President and General Counsel of
             Frontier, as to legality of securities
      *10.1  Employment Agreement, dated May 22, 1998 between Frontier and Rolla Huff, current
             Executive Vice President and Chief Financial Officer
      *12.1  Calculation of Ratios of Earnings to Fixed Charges and Combined Fixed
             Charges and Preferred Stock Dividends
      *23.1  Consent of PricewaterhouseCoopers LLP, independent accountants
      *23.2  Consent of Ernst & Young LLP, independent accountants
      *23.3  Consent of Martin T. McCue (included in Exhibit 5.1)
      *24.1  Power of Attorney
      *24.2  Resolution of Frontier's Executive Committee authorizing signature of registration statement pursuant to Power of Attorney
       25.1  Statement of Eligibility of Trustee on Form T-1 (Incorporated by reference to Exhibit 25.1 of Frontier's Registration Statement on Form S-3
             (Registration No. 33-64307))

          *Filed herewith

ITEM 17.  Undertakings

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed a part of this Registration Statement as of the time it was declared effect.

          The undersigned Registrant hereby undertakes, in connection with securities to be offered pursuant to warrants, to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

          The undersigned Registrant hereby undertakes to file an application for purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, New York on February 11, 1999

                                      FRONTIER CORPORATION,
                                      a New York business corporation

                                      By:   /s/ Joseph P. Clayton
                                          -----------------------
                                          Joseph P. Clayton, President and
                                          Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                Name                                 Title                          Date
                ----                                 -----                          ----

 /s/ Joseph P. Clayton                President, Chief Executive            February    11, 1999
------------------------------------  Officer, and Director
 Joseph P. Clayton

 /s/ Rolla P. Huff                    Executive Vice President and Chief    February    11, 1999
------------------------------------  Financial Officer (Principal
 Rolla P. Huff                        Accounting Officer)


                                      Director                              February      , 1999
------------------------------------
 Patricia C. Barron

------------------------------------  Director                              February      , 1999
 Raul E. Cesan

                                      Director                              February      , 1999
------------------------------------
 Brenda E. Edgerton

 Jairo A. Estrada*                    Director                              February    11, 1999
------------------------------------
 Jairo A. Estrada

 Michael E. Flaherty*                 Director                              February    11, 1999
------------------------------------
 Michael E. Flaherty

 Alan C. Hasselwander*                Director                              February    11, 1999
------------------------------------
 Alan C. Hasselwander

                                      Director                              February      , 1999
------------------------------------
 Eric Hippeau

/s/ Robert Holland, Jr.               Director                              February    11, 1999
------------------------------------
 Robert Holland, Jr.

 Douglas H. McCorkindale*             Director                              February    11, 1999
------------------------------------
 Douglas H. McCorkindale

                                      Director                              February      , 1999
------------------------------------
 James F. McDonald

                Name                                 Title                          Date
                ----                                 -----                          ----
 Dr. Leo J. Thomas*                   Director                              February    11, 1999
------------------------------------
 Dr. Leo J. Thomas


          *By:  /s/ Josephine S. Trubek
               -------------------------------
               Josephine S. Trubek
               (Attorney-in-fact)

                                INDEX TO EXHIBITS

      Exhibit
        No.          Description
      -------        -----------
        4.1  Indenture, dated as of May 21, 1997, between Frontier and Chase
             Manhattan Bank, NA, as Trustee (Senior Debt Indenture) (Incorporated
             by referenced to Exhibit 4.1 of Frontier's Current Report on Form 8-K
             dated May 23, 1997)
        4.2  Form of Subordinated Debt Indenture (Incorporated by reference to
             Exhibit 4.2 of Frontier's Registration Statement on Form S-3
             (Registration No. 33-64307))
        4.3  Restated Certificate of Incorporation dated January 24, 1995
             (Incorporated by reference to Exhibit 3.1 of Frontier's Annual Report on Form 10-K for the year ended December 31, 1995)
        4.4  Amendment to Restated Certificate of Incorporation dated April 9,
             1995 (Incorporated by reference to Exhibit 3.2 of Frontier's Annual
             Report on Form 10-K for the year ended December 31, 1995)
        4.5  Rights Agreement, dated as of April 9, 1995, between Frontier and The
             First National Bank of Boston, as Rights Agent (Incorporated by
             referenced to Exhibit 1 of Frontier's Current Report on Form 8-K
             dated April 9, 1995)
        4.6  Form of Certificate of Amendment to Articles of Incorporation for
             Preferred Stock (Incorporated by reference to Exhibit 4.5 of
             Frontier's Registration Statement on Form S-3 (Registration No.
             33-64307))
        4.7  Form of Debt Security (Incorporated by reference to Exhibit 4.6 of
             Frontier's Registration Statement on Form S-3 (Registration No.
             33-64307))
        4.8  Form of Securities Warranty Agreement (Incorporated by reference to
             Exhibit 4.7 of Frontier's Registration Statement on Form S-3
             (Registration No. 33-64307))
       *5.1  Opinion of Martin T. McCue, Senior Vice President and General Counsel
             of Frontier, as to legality of securities
      *10.1  Employment Agreement, dated May 22, 1998 between Frontier and Rolla Huff, current
             Executive Vice President and Chief Financial Officer
      *12.1  Calculation of Ratios of Earnings to Fixed Charges and Combined Fixed
             Charges and Preferred Stock Dividends
      *23.1  Consent of PricewaterhouseCoopers LLP, independent accountants
      *23.2  Consent of Ernst & Young LLP, independent accountants
      *23.3  Consent of Martin T. McCue (included in Exhibit 5.1)
      *24.1  Power of Attorney
      *24.2  Resolution of Frontier's Executive Committee authorizing signature of registration statement pursuant to Power of Attorney
       25.1  Statement of Eligibility of Trustee on Form T-1 (Incorporated by
             reference to Exhibit 25.1 of Frontier's Registration Statement on
             Form S-3 (Registration No. 33-64307))

*Filed herewith